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                                                                   Exhibit h(11)



                     Contractual Administrative Fee Waiver

AGREEMENT made this 30th day of March, 1999, by and between the ABN AMRO Funds, a Massachusetts business trust (the "Trust"), and ABN AMRO Fund Services, Inc. (the "Administrator").

The Administrator hereby agrees to limit the total administrative fees at the following levels for a period of one year from the date of this Agreement for each of the following funds:

Fund                                          Total Administrative Fees

Treasury Money Market Fund                                .07%
Government Money Market Fund                              .07%
Money Market Fund                                         .07%
Tax-Exempt Money Market Fund                              .07%
Fixed Income Fund                                         .10%
Intermediate Government Fixed Income Fund                 .10%
Tax-Exempt Fixed Income Fund                              .10%
International Fixed Income Fund                           .10%
Real Estate Fund                                          .07%
Small Cap Value Fund                                      .07%


This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.


ABN AMRO FUNDS                                  ABN AMRO Fund Services, Inc.

By: /s/ Michael T. Castino                      By: /s/ Steven A. Smith
   ------------------------                         -------------------------

Attest:  /s/ Steven A. Smith                    Attest: /s/ Michael T. Castino
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